                                                                    EXHIBIT 99.O
                                                                 PREFERRED STOCK
                                                                  EXCHANGE OFFER




                                                           November 3, 1995


                       FORD MOTOR COMPANY CAPITAL TRUST I
     OFFER TO EXCHANGE ITS 9% TRUST ORIGINATED PREFERRED SECURITIES (SM)
                                ("TOPRS (SM)")
               (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY AND
        GUARANTEED TO THE EXTENT SET FORTH HEREIN BY FORD MOTOR COMPANY)
 FOR UP TO 44,600,000 OUTSTANDING SERIES B DEPOSITARY SHARES (THE "DEPOSITARY
                                   SHARES"),
                    EACH REPRESENTING 1/2,000 OF A SHARE OF
               SERIES B CUMULATIVE PREFERRED STOCK (THE "OFFER")
                                       OF
                               FORD MOTOR COMPANY

  THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 8, 1995, UNLESS THE OFFER IS EXTENDED.

                               SUMMARY HIGHLIGHTS

*       SEE "RISK FACTORS AND SPECIAL CONSIDERATIONS RELATING TO THE OFFER"
        IN THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELATING TO THE PREFERRED SECURITIES THAT SHOULD BE CONSIDERED BY INVESTORS,
        INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS ON THE JUNIOR SUBORDINATED DEBENTURES AND THE PREFERRED SECURITIES
        MAY BE DEFERRED AND THE RELATED FEDERAL INCOME TAX CONSEQUENCES.

*       HOLDERS OF THE DEPOSITARY SHARES SHOULD BE ADVISED OF THE FOLLOWING:
        FORD MOTOR COMPANY ("FORD") WILL PAY THE DEALER MANAGERS A FEE FOR EACH DEPOSITARY SHARE VALIDLY TENDERED AND ACCEPTED FOR EXCHANGE PURSUANT
        TO THE OFFER.

* A solicitation fee of $.50 for each Depositary Share validly tendered and accepted for exchange pursuant to the Offer will be paid by Ford to soliciting dealers designated by the record or beneficial owner, as appropriate, of Depositary Shares. Soliciting dealers are not entitled to a solicitation fee for Depositary Shares beneficially owned by such soliciting dealer.

* The TOPrS have been rated "a2"/A. The Series B Cumulative Preferred Stock is Rated: "a2"/A.

* The cash distributions rate on the TOPrS will be 75 basis points greater than the dividend rate on the Depositary Shares (9% vs. 8.25%).

* Exchanges will be made on the basis of one TOPrS for each Depositary Share validly tendered and accepted for exchange in the Offer. To participate in the Offer, holders of Depositary Shares must submit a Letter of Transmittal and comply with the other procedures for tendering in accordance with the instructions in the Prospectus and the Letter of Transmittal prior to the Expiration Date.

* The Offer will allow Ford to achieve certain tax efficiencies because, in contrast to dividend payments on the Depositary Shares which are not deductible by Ford, the exchange will allow Ford to deduct interest payments on the Junior Subordinated Debentures (which are the sole asset of the Trust issuing the TOPrS) for federal income tax purposes.

* The TOPrS payments and distributions are guaranteed by Ford (to the extent payments have been made by Ford under the Junior Subordinated Debentures) on a subordinated basis to Senior Indebtedness. The obligations of Ford under such guarantee will rank senior to all capital stock now or hereafter issued by Ford, including the Depositary Shares.

* Cash distribution payment dates on the TOPrS will be the last day of March, June, September and December of each year.

* While no dividends are required to be paid with respect to the Depositary Shares, distributions on the TOPrS may not be deferred for more than 20 consecutive quarters. During an Extension Period, distributions on the TOPrS will be deferred, but the Trust will continue to accrue interest on the Junior Subordinated Debentures.
        As a result, for tax purposes, beneficial owners of TOPrS during an Extension Period will include their pro rata share of such interest in their gross income in advance of the receipt of cash.

* Holders who tender Depositary Shares in the Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Depositary Shares pursuant to the Offer.

* Participation in the Offer will be a taxable event for holders of the Depositary Shares.

* It is anticipated that persons who hold TOPrS as nominees for beneficial holders will report the required tax information to beneficial holders on Form 1099.

* To the extent Depositary Shares are tendered and accepted in the Offer, the liquidity and trading market for the Depositary Shares outstanding following the Offer could be adversely affected.

(SM) "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co.


FOR INTERNAL USE ONLY

THIS MEMORANDUM RELATES TO AN EXCHANGE OFFER. IT IS MERELY A SUMMARY FOR INFORMATIONAL PURPOSES FOR DEALER/MANAGER PERSONNEL; IT SHOULD BE READ WITH AND IS QUALIFIED IN ITS ENTIRETY BY THE OFFERING DOCUMENT(S). UNDER NO CIRCUMSTANCES MAY A COPY OF THIS REPORT BE SHOWN, QUOTED OR GIVEN TO ANY MEMBER OF THE PUBLIC. UNDER NO CIRCUMSTANCES IS IT TO BE USED OR CONSIDERED AS A RECOMMENDATION TO BUY OR SELL ANY SECURITY AND IS NOT TO BE USED TO SOLICIT TENDERS OF SHARES. ALL FINANCIAL CONSULTANTS SHOULD READ THE PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL BEFORE DISCUSSING THE EXCHANGE OFFER WITH SHAREHOLDERS.

                                   THE OFFER
 This summary information does not purport to be complete and is to be read with and is qualified in its entirety by the more detailed information and financial data contained in, or incorporated by reference in, the Prospectus. The capitalized terms used herein and not otherwise defined, are as defined in the Prospectus.

The Offeror......................................... Ford Motor Company Capital Trust I (the "Trust").

Securities to be Issued............................. 9% Trust Originated Preferred Securities ("TOPrS(SM)) or "Preferred
                                                     Securities").

The Guarantor....................................... Ford Motor Company ("Ford").

The Depositary Shares............................... Series B Depositary Shares, each representing 1/2,000 of a share of Series B Cumulative Preferred Stock of Ford, having a
                                                     liquidation preference of $25.00 per Depositary Share.

Depositary Shares Sought............................ Up to 44,600,000.  (There are 45,600,000 Depositary Shares
                                                     currently outstanding.)

Ticker/Listing - Depositary Shares.................. F Pr B/NYSE.

Ticker/Listing - TOPrS.............................. F Pr T/NYSE.

Purpose of the Offer................................ The purpose of the Offer is to refinance the Depositary Shares with the TOPrS to achieve certain tax efficiencies while
                                                     preserving Ford's flexibility with respect to future financings.
                                                     This refinancing will permit Ford to deduct interest payable on the Junior Subordinated Debentures for United States federal income tax purposes;  dividends payable on the Depositary Shares are not deductible.

Terms of the Offer.................................. Upon the terms and subject to the conditions set forth in the
                                                     Prospectus and in the Letter of Transmittal, the Trust will exchange its TOPrS for up to 44,600,000 of the outstanding
                                                     Depositary Shares of Ford.  The Offer will be effected on the basis of one TOPrS for each Depositary Share validly tendered and accepted for exchange in the Offer.

Expiration Date..................................... The Offer will expire at 12:00 midnight, New York City time, on
                                                     December 8, 1995, unless the Offer is extended.

Withdrawal Rights................................... Tenders of Depositary Shares pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Trust, may be withdrawn at any time after 40 Business Days after the date of the Prospectus.

Extensions; Amendments; Termination................. The Trust expressly reserves the right in its sole discretion, subject to applicable law, to (i) extend, amend or modify the terms of the Offer in any manner and (ii) withdraw or terminate the Offer and not accept for exchange any Depositary Shares, upon the failure of any of the conditions specified in the Prospectus, including (without limitation) if fewer than 12,000,000 Depositary
                                                     Shares are tendered.  However, the Trust will terminate the Offer and not accept Depositary Shares validly tendered in the Offer if, as of the Expiration Date, there are less than 400 record or beneficial holders of less than 1,000,000 TOPrS to be issued in exchange for such Depositary Shares (the "Minimum Distribution
                                                     Condition"), which condition may not be waived.

Procedures for Tendering............................ See "The Offer - Procedures for Tendering" in the Prospectus or
                                                     "Procedures for Tendering" herein.

Acceptance of Shares and Proration.................. Upon the terms and subject to the conditions of the Offer, including the Minimum Distribution Condition, if 44,600,000 or
                                                     fewer Depositary Shares have been validly tendered and not withdrawn prior to the Expiration Date, the Trust will accept for exchange all such Depositary Shares.  Upon the terms and subject to the conditions



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                                                    of the Offer, if more than 44,600,000 Depositary Shares (or, if decreased as described in the Prospectus, such lesser number as the Trust may elect to purchase pursuant to the Offer) have been validly tendered and not withdrawn prior to the Expiration Date, the Trust will accept for exchange Depositary
                                                    Shares from each tendering Holder on a pro rata basis, subject to adjustment to avoid the acceptance for exchange of fractional shares.

                                                    All Depositary Shares not accepted pursuant to the Offer, including shares not purchased because of proration, will be returned to the tendering Holders at the Trust's expense as promptly as practicable following the Expiration Date.

Solicitation Fee................................... A solicitation fee of $.50 for each Depositary Share validly tendered and accepted for exchange pursuant to the Offer will be paid by Ford to soliciting dealers designated by the record or beneficial owner, as appropriate, of Depositary Shares. Soliciting dealers are not entitled to a solicitation fee for Depositary Shares beneficially owned by such soliciting dealer.

                                                    Holders of Depositary Shares should be advised of the following:  Ford will pay the Dealer Managers a fee for each Depositary Share validly tendered and accepted for exchange pursuant to the Offer.

Stock Transfer Tax................................. None, except as provided in the Instructions of the Letter of Transmittal.

Exchange Agent..................................... Chemical Bank has been appointed as Exchange Agent in connection with the Offer.

Information Agent.................................. Georgeson & Company Inc. has been retained by Ford and the Trust to act as
                                                    Information Agent for the Offer.  Questions and requests for assistance, requests for additional copies of the Prospectus and of the Letter of
                                                    Transmittal and requests for copies of the Notice of Guaranteed Delivery should be directed to Georgeson & Company Inc., Wall Street Plaza, New York, New York
                                                    10005, telephone (for bankers and brokers) (212) 440-9800 (Call Collect) or (for all others) (800) 223-2064 (Toll Free).

Dealer Managers.................................... Merrill Lynch & Co., Dean Witter Reynolds Inc., A.G. Edwards & Sons, Inc.,
                                                    Goldman, Sachs & Co., Lehman Brothers, PaineWebber Incorporated and Smith
                                                    Barney Inc. have been retained as Dealer Managers in connection with the Offer.




                     TRUST ORIGINATED PREFERRED SECURITIES
                     ("TOPRS(SM) OR "PREFERRED SECURITIES")

 Issuer........................... Ford Motor Company Capital Trust I.

 Maturity/Mandatory and
 Optional Redemption.............. The TOPrS will be redeemed upon the maturity or earlier redemption of the Junior
                                   Subordinated Debentures, at a redemption price equal to $25 per TOPrS, plus accrued and unpaid dividends, if any.  Ford will deposit in the Trust as trust assets its 9% Junior
                                   Subordinated Debentures due 2025 (the "Junior Subordinated Debentures"), having an aggregate principal amount equal to the aggregate stated liquidation amount of the
                                   TOPrS and the proceeds received upon issuance of the Common Securities to be issued by the Trust to Ford (the "Common Securities", and, together with the TOPrS, the "Trust
                                   Securities").  The Junior Subordinated Debentures have a final maturity of December 31,
                                   2025. The Junior Subordinated Debentures are redeemable at the option of Ford, in whole or in part, on or after December 1, 2002, upon not less than 10 nor more than 60 days'
                                   notice, at $25 per Junior Subordinated Debenture plus accrued and unpaid interest thereon to the date of redemption, including interest accrued as a result of Ford's election to defer payments of interest on the Junior Subordinated Debentures, payable in cash.

                                   In addition, upon the occurrence and during the continuation of a Tax Event or an
                                   Investment Company Event (each a "Special Event" and as defined in the Prospectus)
                                   arising from a change in law or a change in legal interpretation or certain other specified circumstances, the Trust shall, unless the Junior Subordinated Debentures are redeemed in the limited circumstances described in the Prospectus, be dissolved with the result that the Junior Subordinated Debentures will be distributed to the holders of the TOPrS and the Common Securities on a Pro Rata Basis, in lieu of any cash distribution.  In the case of certain Tax Events, Ford will also have the right in certain circumstances to redeem the Junior Subordinated Debentures at any time with the result that the Trust will redeem the Trust Securities on a Pro Rata Basis to the same extent as the Junior Subordinated Debentures are redeemed.  If the Junior Subordinated
                                   Debentures are distributed to the holders of the Trust Securities, Ford will use its best efforts to have the Junior Subordinated Debentures listed on the New York Stock
                                   Exchange or on such other exchange as the TOPrS are then listed.

 The Preferred Securities
 Guarantee........................ Pursuant to the Preferred Securities Guarantee, Ford will agree, to the extent set forth therein, to pay in full, to the holders of the TOPrS, the Guarantee Payments (as defined below), to the extent not paid by the Trust, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert.  The following payments or distributions with respect to the Preferred Securities to the extent not paid or made by the Trust
                                   (the "Guarantee Payments") will be subject to the Guarantee: (i) any accrued and unpaid distributions on the Preferred Securities and the redemption price, including all accrued and unpaid distributions to the date of the redemption, with respect to the Preferred
                                   Securities called for redemption by the Trust but only if and to the extent that in each case Ford has made a payment to the Institutional Trustee of interest or principal on the
                                   Junior Subordinated Debentures and (ii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Junior Subordinated Debentures to holders of Trust Securities or the redemption of all of the Preferred Securities upon the maturity or redemption of the Junior
                                   Subordinated Debentures), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to the holders of Preferred
                                   Securities in liquidation of the Trust.

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




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 Cash Distributions............... Cash distributions on the TOPrS will be cumulative from the first day following the
                                   Expiration Date (the "Accrual Date") at an annual rate of 9% of the liquidation amount of $25 per TOPrS, and will be payable quarterly in arrears on March 31, June 30,
                                   September 30, and December 31 of each year, commencing on December 31, 1995.
                                   Distributions in arrears will bear interest thereon at the rate per annum of 9%, compounded quarterly (to the extent permitted by applicable law).  The term
                                   "distributions" as used herein includes such cash distributions and any such interest payable unless otherwise stated.  In addition, holders of the TOPrS will be entitled to an additional cash distribution at the rate of 8.25% per annum of the liquidation amount thereof from December 1, 1995 through the Expiration Date in lieu of dividends accumulating after December 1, 1995 on their Depositary Shares accepted for exchange, such additional distribution to be made on December 31, 1995 to holders of the TOPrS on the record date for such distribution.

 Distribution Extensions.......... So long as Ford shall not be in default in the payment of interest on the Junior
                                   Subordinated Debentures, Ford has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarterly interest periods (each, an "Extension Period"), during which no interest shall be due and payable.  In such an event, quarterly distributions on the
                                   TOPrS would not be made (but would continue to accrue with interest thereon at the rate of 9% per annum, compounded quarterly to the extent permitted by applicable law) by the
                                   Trust during any such Extension Period.  As a result, for tax purposes, beneficial owners of TOPrS during an Extension Period will include their pro rata share of interest on the Junior Subordinated Debentures in their gross income in advance of the receipt of cash, and any holders who dispose of their TOPrS prior to the record date for the payment of interest following such Extension Period will not receive from the
                                   Trust any cash related thereto.  No extension will be permitted with respect to the distribution accruing from December 1, 1995 through the Expiration Date.

                                   Upon the termination of any Extension Period and the payment of all amounts then due,
                                   Ford may commence a new Extension Period, subject to the requirements described in the
                                   Prospectus. Ford may also pay on any interest payment date all or any portion of the interest accrued during an Extension Period.  Consequently, there could be multiple
                                   Extension Periods of varying lengths (up to six Extension Periods of 20 consecutive quarterly interest periods each or more numerous shorter Extension Periods) throughout the term of the Junior Subordinated Debentures.

 Liquidation Distribution......... In the event of any voluntary or involuntary dissolution, liquidation, winding-up or termination of the Trust, the holders of the Trust Securities at the date of dissolution, winding-up or termination of the Trust will be entitled to receive on a
                                   Pro Rata Basis solely out of the assets of the Trust, after satisfaction of liabilities of creditors (to the extent not satisfied by Ford as provided in the Declaration), an amount equal to the aggregate of the stated liquidation amount of $25 per Trust
                                   Security plus accrued and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution"), unless, in connection with such dissolution, liquidation, winding-up or termination, Junior Subordinated Debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of such
                                   Trust Securities and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such Trust Securities, shall be distributed on a
                                   Pro Rata Basis to the holders of Trust Securities in exchange therefor.

 Voting Rights.................... Except as provided under "Description of the Preferred Securities -- Modification and
                                   Amendment of the Declaration" and "Description of the Preferred Securities Guarantee --
                                   Amendments and Assignment" in the Prospectus, and as otherwise required by the Delaware
                                   Business Trust Act, the Trust Indenture Act and the Declaration, the holders of the
                                   TOPrS will have no voting rights.

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




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 Dividends Received
 Deduction .....................   Distributions on the TOPrS will not be eligible for the dividends received deduction for corporate holders.
 Book-Entry; Delivery and
 Form  .........................   TOPrS will be issued in fully registered form.  Investors may elect to hold their TOPrS directly or, subject to the rules and procedures of a Depository Institution (as described in the Prospectus), hold interests in a global certificate (the "Preferred
                                   Securities Global Certificate") registered in the name of a Depository Institution or its nominee.  However, tendering holders of Depositary Shares held in global form shall initially receive an interest in the Preferred Securities Global Certificate and tendering holders of Depositary Shares held directly in certificated form shall initially receive TOPrS in certificated form, in each case unless otherwise specified in the Letter of Transmittal.

 Listing  ......................   The TOPrS have been approved for listing on the New York Stock Exchange (the "NYSE"), subject to notice of issuance.  In order to satisfy the NYSE listing requirements, acceptance of Depositary Shares validly tendered in the Offer is subject to the Minimum
                                   Distribution Condition, which condition may not be waived.

                                   Although the Dealer Managers have indicated to the Trust that they intend to make a market in the Preferred Securities following the Expiration Date as permitted by applicable laws and regulations prior to the commencement of trading on the NYSE, they are not obligated to do so and may discontinue any such market-making at any time without notice.  Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Preferred Securities.

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




                               FORD MOTOR COMPANY

Ford is the second-largest producer of cars and trucks in the world, and ranks among the largest providers of financial services in the United
States. Ford was incorporated in Delaware in 1919 and acquired the business of a Michigan company, also known as Ford Motor Company, incorporated in 1903 to produce automobiles designed and engineered by Henry Ford.

Ford's two principal business segments are Automotive and Financial services. The activities of the Automotive segment consist of the design, manufacture, assembly and sale of cars and trucks and related parts and accessories. Substantially all of Ford's automotive products are marketed through retail dealerships, most of which are privately owned and financed.

The Financial Services segment is comprised of the following direct subsidiaries, the activities of which include financing operations, vehicle and equipment and leasing and insurance operations: Ford Motor Credit Company
("Ford Credit"), Ford Credit Europe plc ("Ford Credit Europe"), Ford Holdings,
Inc. ("Ford Holdings"), The Hertz Corporation and Granite Management
Corporation (formerly First Nationwide Financial Corporation). Ford Holdings is a holding company that owns primarily Associates First Capital Corporation
("The Associates"), USL Capital Corporation (formerly United States Leasing
International, Inc.) ("USL Capital") and the American Road Insurance Company.
In addition, there are a number of international affiliates not listed above that are consolidated in the total Financial Services results, but are managed by either Ford Credit (which manages Ford Credit Europe, as well as other international affiliates), The Associates or USL Capital.

                       FORD MOTOR COMPANY CAPITAL TRUST I

The Trust is a statutory business trust that was formed under the Delaware Business Trust Act on September 19, 1995. The Trust's original declaration of trust will be amended and restated in its entirety as of the date the Trust accepts depositary shares in the offer. Upon issuance of the Preferred Securities, the holders thereof will own all of the issued and outstanding Preferred Securities. Ford has agreed to acquire Common Securities in an amount equal to at least 3% of the total capital of the Trust and will own, directly or indirectly, all of the issued and outstanding Common
Securities.  The TOPrS and the Common Securities will have equivalent terms;
provided that (i) if an event of default under the Declaration occurs and is continuing, the holders of TOPrS will have a priority over holders of the Common Securities with respect to the payments in respect of distributions and payments upon liquidation, redemption or otherwise and (ii) holders of Common
Securities have the exclusive right (subject to the terms of the Declaration) to appoint, remove or replace Trustees and to increase or decrease the number of Trustees.

The Trust exists for the purpose of (a) issuing (i) its Preferred
Securities in exchange for Depositary Shares validly tendered in the offer and delivering such Depositary Shares to Ford in consideration of the deposit by Ford as trust assets of Junior Subordinated Debentures having an aggregate stated principal amount equal to the aggregate stated liquidation amount of such Preferred Securities and (ii) its Common Securities to Ford in exchange for cash and investing the proceeds thereof in an equivalent amount of Junior
Subordinated Debentures and (b) engaging in such other activities as are necessary or incidental thereto.

                FINANCIAL REVIEW OF FORD AND RECENT DEVELOPMENTS

OVERVIEW

Ford earned $357 million in the third quarter of 1995, compared with earnings of $1.12 billion for the third quarter of 1994. In the first nine months of this year, Ford earned $3.5 billion, compared with $3.7 billion through the first nine months in 1994.

In this year's third quarter, lower production volume, primarily in the United States, was the single largest factor explaining Ford's decline in earnings. Ford's sales to dealers in the U.S. were 869,000 units, down 123,000 units, or 12%, from the third quarter of 1994. The decrease reflected unusually high production in the year-ago period as well as units lost in the third quarter of 1995 because of major new model launches and component shortages.

AUTOMOTIVE

Ford's worldwide automotive operations experienced a loss of $201 million in the third quarter of 1995, compared with earnings of $619 million in the third quarter of 1994. In the U.S., Ford earned $187 million for the quarter, down $366 million from a year earlier. Lower production volumes and costs associated with introducing new models accounted for the decrease in earnings. Cost efficiencies were partial offsets.

In Europe, Ford's automotive operations incurred a loss of $320 million, compared with a loss of $37 million a year earlier. The larger losses in Europe were explained by lower volume and higher marketing costs, the cost of introducing new models and unfavorable foreign exchange effects.

Outside of Europe and the U.S., Ford posted a loss of $68 million, compared with a profit of $103 million a year earlier. The decline is primarily attributable to operations in Brazil, where higher import duties and a market shift to small cars have resulted in excess inventories and higher marketing costs.

From now through early next year, Ford is launching the new Ford Taurus, Mercury Sable, F-150 pick-up truck, Ford Escort and Mercury Tracer in North America, and the Ford Galaxy and Fiesta in Europe. In the U.S., the new products will represent about 35% of Ford's volume compared to more typical years when new products represent about 10% to 15% of volume. In Europe, the Fiesta is Ford's highest volume product.

FINANCIAL SERVICES

Ford's Financial Services Group earned a record $558 million in the third quarter of 1995, up $53 million from the year earlier period.

Each of the major businesses in the Group set third-quarter records. Ford Credit's profit of $357 million was up $42 million from a year earlier. Associates Corporation of North America earned $188 million, up $26 million from a year earlier. USL Capital earned $31 million, up $4 million from a year earlier.

Ford is reviewing possible strategic actions with respect to its Financial Services operations. Such actions could include the partial or complete sale of USL Capital and the partial sale of The Associates.

Ford Holdings has announced its intention to exchange for cash its preferred stock (totaling about $2 billion) by means of a cash-out merger, subject to approval by the holders of a majority of the voting power of the outstanding capital stock of Ford Holdings. Ford and Ford Credit together own all the outstanding common stock of Ford Holdings, representing 75% of the combined voting power of all classes of capital stock of Ford Holdings. Therefore stockholder approval is assured. Ford Holdings will pay the preferred stockholders the liquidation preference of the stock (i.e., the price at which the stock was originally issued), plus accrued dividends. It is anticipated that the merger will become effective by the end of 1995.

FOURTH QUARTER OUTLOOK

Ford expects that its net income in the fourth quarter of 1995 will be higher than its net income of $357 million in the third quarter of 1995, but will be well below its net income of $1,569 million in the fourth quarter of 1994. Lower production in North America, the continuation of major new product launches in North Americas (F-150) and in Europe (Fiesta), higher costs associated with additional reductions in personnel and continued adverse foreign exchange effects are expected to result in lower earnings in the fourth quarter this year compared with a year ago.

LONGER-TERM OUTLOOK

In the U.S., Ford expects that the strong growth experienced from 1993 to 1994 will slow to a more sustainable pace in the 1995 to 1997 period, with industry sales of 15 million or more units per year. In Europe, Ford expects the economic recovery there to gain pace and industry volumes should improve for the next several years.

While Ford's automotive margins have declined this year, Ford expects them to improve in future years, as the benefits of Ford 2000 (the global reorganization of Ford's automotive operations) are realized.

ACCOUNTING CHANGES

The Emerging Issues Task Force (The "EITF") of the Financial Accounting Standards Board is considering an accounting issue that concerns timing of revenue recognition when a manufacturer conditionally guarantees the resale value of a product or agrees to repurchase the product at a fixed price (Issue 95-1). For Ford, this issue affects primarily sales through dealers to certain daily rental companies where the daily rental company has an option to require Ford to repurchase vehicles. Ford recognizes revenue upon the sale of vehicles to dealers, including vehicles that subsequently are sold to daily rental companies. If the EITF determines such sales should be accounted for as operating leases, with revenues and income deferred and recognized over the term of the lease, Ford would be required to change its accounting for such transactions. The effect of this change, if required, on Ford's financial results is not expected to be material relative to full year 1995 earnings, but it could be material in the quarter in which the accounting change is made. If required, the change could be made either on a prospective basis or on a one-time cumulative basis; in either case, there would be no effect on Ford's cash flow.

        RISK FACTORS AND SPECIAL CONSIDERATIONS RELATING TO THE OFFER

Prospective exchanging holders of Depositary Shares who plan to participate in the Offer should carefully consider, in addition to the other information set forth elsewhere herein and in the Prospectus, the following:

EXCHANGE OF DEPOSITARY SHARES FOR TOPRS IS A TAXABLE EVENT

The exchange of Depositary Shares for TOPrS pursuant to the Offer will be a taxable event. Generally, gain or loss will be recognized in an amount equal to the difference between the fair market value on the Expiration Date of the holder's pro rata share of the Junior Subordinated Debentures represented by the TOPrS received in the exchange and the exchanging Holder's tax basis in the Depositary Shares exchanged therefor. All Holders of Depositary Shares are advised to consult their tax advisors regarding the United States federal, state, local and foreign tax consequences of the exchange of Depositary Shares and the issuance of TOPrS.

CORPORATE HOLDERS OF TOPRS NOT ENTITLED TO DIVIDENDS RECEIVED DEDUCTION

While dividends with respect to the Depositary Shares are eligible for the dividends received deduction for corporate holders, distributions on the TOPrS are not eligible for the dividends received deduction for corporate holders.

RANKING OF SUBORDINATED OBLIGATIONS UNDER PREFERRED SECURITIES GUARANTEE AND JUNIOR SUBORDINATED DEBENTURES

The obligations of Ford under the Junior Subordinated Debentures are unsecured obligations of Ford and will be subordinate and junior in right of payment to all Senior Indebtedness (as defined in the Prospectus) of Ford, except obligations and securities made pari passu or subordinate by their terms, but senior to all capital stock now or hereafter issued by Ford and to any guarantee now or hereafter entered into by Ford in respect of its capital stock. Ford's obligations under the Preferred Securities Guarantee are unsecured and will rank (i) subordinate and junior in right of payment to all Senior Indebtedness of Ford, and to the Junior Subordinated Debentures, and
(ii) senior to all capital stock now or hereafter issued by Ford and to any guarantee now or hereafter entered into by Ford in respect of its capital stock. At September 30, 1995, liabilities of Ford on a consolidated basis aggregated approximately $211.6 billion. The terms of the Preferred Securities, the Junior Subordinated Debentures or the Preferred Securities Guarantee do not limit the ability of Ford to incur additional indebtedness or other liabilities, including indebtedness that ranks senior to or pari passu with the Junior Subordinated Debentures and the Preferred Securities Guarantee, or the ability of its subsidiaries to incur additional indebtedness or other liabilities.

TRUST DISTRIBUTION DEPENDENT ON FORD'S PAYMENTS ON JUNIOR SUBORDINATED
DEBENTURES

The Trust's ability to make distributions and other payments on the TOPrS is solely dependent upon Ford making interest and other payments on the Junior Subordinated Debentures deposited as trust assets as and when required. If Ford were not to make distributions or other payments on the Junior Subordinated Debentures for any reason, including as a result of Ford's election to defer the payment of interest on the Junior Subordinated Debentures by extending the interest period on the Junior Subordinated Debentures, the Trust will not make payments on the Trust Securities. In such an event, holders of the TOPrS would not be able to rely on the Preferred Securities Guarantee since distributions and other payments on the TOPrS are subject to such Guarantee only if and to the extent that Ford has made a payment to the Trust of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets. Instead, holders of TOPrS would rely on the enforcement by the Institutional Trustee of its rights against Ford pursuant to the terms of the Indenture. However, if the Trust's failure to make distributions on the TOPrS is a consequence of Ford's exercise of its right to extend the interest payment period for the Junior Subordinated Debentures, the Institutional Trustee will have no right to enforce the payment of distributions on the TOPrS until an Event of Default under the Declaration shall have occurred.

The Declaration provides that Ford shall pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including any taxes and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes.

FORD MAY DEFER INTEREST PAYMENTS ON JUNIOR SUBORDINATED DEBENTURES

So long as Ford shall not be in default in the payment of interest on the Junior Subordinated Debentures, Ford has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time on the Junior Subordinated Debentures for an Extension Period not exceeding 20 consecutive quarterly interest periods, during which no interest shall be due and payable, provided that no Extension Period may extend beyond the maturity of the Junior Subordinated Debentures. In such an event, quarterly distributions on the TOPrS would not be made (but would continue to accrue with interest thereon at the rate of 9% per annum, compounded quarterly to the extent permitted by applicable law) by the Trust during any such Extension Period. If Ford exercises the right to extend an interest payment period, Ford may not during such

Extension Period declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or any other securities similar to the TOPrS or the Junior Subordinated Debentures or make any guarantee payments with respect thereto; provided that Ford will be permitted to pay dividends (and cash in lieu of fractional shares) upon the conversion, other than at the option of Ford, of any of its preferred stock, including its Series A Cumulative Convertible Preferred Stock, in accordance with the terms of such stock. Any Extension Period with respect to payment of interest on the Junior Subordinated Debentures, other debt securities of Ford under the Indenture or on any similar securities will apply to all such securities and will also apply to distributions with respect to the Preferred Securities and all other securities with similar terms.

Prior to the termination of any Extension Period, Ford may further extend such Extension Period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly interest periods. Upon the termination of any Extension Period and the payment of all amounts then due, Ford may commence a new Extension Period, subject to the above requirements. Ford may also pay on any interest payment date all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths (up to six Extension Periods of 20 consecutive quarterly interest periods each or more numerous shorter Extension Periods) throughout the term of the Junior Subordinated Debentures.

TAX CONSEQUENCES OF EXTENSION OF INTEREST PAYMENT PERIODS

Because Ford has the right to extend the interest payment period up to 20 consecutive quarterly interest periods on various occasions, the Junior Subordinated Debentures will be treated as issued with "original issue discount" for United States federal income tax purposes. As a result, holders of TOPrS will be required to include their pro rata share of original issue discount in gross income as it accrues for United States federal income tax purposes in advance of the receipt of cash. Generally, all of a holder's taxable interest income with respect to the Junior Subordinated Debentures will be accounted for as "original issue discount" and actual distributions of stated interest will not be separately reported as taxable income.

POTENTIAL MARKET VOLATILITY DURING EXTENSION PERIOD

As described above, Ford has the right to extend an interest payment period on the Junior Subordinated Debentures from time to time for periods not exceeding 20 consecutive quarterly interest periods. If Ford determines to extend an interest payment period, or if Ford thereafter extends an Extension Period or pays interest accrued during an Extension Period as described above, the market price of the TOPrS is likely to be adversely affected. In addition, as a result of such rights, the market price of the TOPrS (which represent an undivided interest in Junior Subordinated Debentures) may be more volatile than other securities on which original issue discount accrues that do not have such rights. A holder that disposes of its TOPrS during an Extension Period, therefore, may not receive the same return on its investment as a holder that continues to hold its TOPrS.

LACK OF ESTABLISHED TRADING MARKET FOR TOPRS

The TOPrS constitute a new issue of securities of the Trust with no established trading market. While the TOPrS have been approved for listing on the NYSE, subject to notice of issuance, there can be no assurance that an active market for the TOPrS will develop or be sustained in the future on such exchange. Although the Dealer Managers have indicated to Ford and the Trust that they intend to make a market in the TOPrS following the Expiration Date, as permitted by applicable laws and regulations prior to the commencement of trading on the NYSE, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the TOPrS. In order to satisfy the NYSE listing requirements, acceptance of Depositary Shares validly tendered in the Offer is subject to the Minimum Distribution Condition, which condition may not be waived by Ford or the Trust.

REDUCED TRADING MARKET FOR DEPOSITARY SHARES

To the extent Depositary Shares are tendered and accepted in the Offer, the liquidity and trading market for the Depositary Shares to be outstanding following the Offer, and the terms upon which such Depositary Shares could be sold, could be adversely affected. In addition, if the Offer is substantially subscribed or oversubscribed, there would be a significant risk that round lot holdings of Depositary Shares outstanding following the Offer would be limited.

The Offer is for up to 44,600,000 Depositary Shares (or 98% of the 45,600,000 Depositary Shares outstanding), rather than for all the outstanding Depositary Shares, to reduce the risk that the Depositary Shares would be subject to delisting following consummation of the Offer.

Under the rules of the NYSE, preferred securities such as the Depositary Shares are subject to delisting if (i) the aggregate value of publicly-held shares is less than $2 million and (ii) the number of publicly-held shares is less than 100,000. Since at least 1,000,000 Depositary Shares will remain outstanding following consummation of the Offer, the number of outstanding Depositary Shares will exceed the delisting criteria set forth in clause (ii) above. In addition, based on the market price of the Depositary Shares on the NYSE ($27 on November 1, 1995) and the closing sales price of the Depositary Shares on the NYSE on the last full trading day immediately prior to Ford's first public announcement of the Offer ($27.50 on September 19, 1995), the Company believes that the aggregate value of the minimum number (1,000,000) of Depositary Shares which will be outstanding following consummation of the Offer should exceed the delisting criteria set forth in clause (i) above. If less than 44,600,000 Depositary Shares are validly tendered, then the number of Depositary Shares remaining outstanding, and the market value thereof, will be even greater.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

Upon the occurrence and during the continuation of a Tax Event or Investment Company Event (each as defined in the Prospectus), which may occur at any time, the Trust shall, unless the Junior Subordinated Debentures are redeemed in the limited circumstances described below, be dissolved, with the result that Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, and bearing accrued and unpaid interest equal to accrued and unpaid distributions on, the TOPrS and Common Securities would be distributed on a Pro Rata Basis to the holders of the TOPrS and Common Securities in liquidation of the Trust. In the case of certain Tax Events, in certain circumstances, Ford shall have the right to redeem at any time the Junior Subordinated Debentures, in whole or in part, in which event the Trust will redeem the TOPrS and Common Securities on a Pro Rata Basis to the same extent as the Junior Subordinated Debentures are redeemed. There can be no assurance as to the market prices for TOPrS or the Junior Subordinated Debentures which may be distributed in exchange for TOPrS if a dissolution and liquidation of the Trust were to occur. Accordingly, the Junior Subordinated Debentures which the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price of the Depositary Shares exchanged.

Under current United States federal income tax law, a distribution of the Junior Subordinated Debentures upon a Tax Event or Investment Company Event would not be a taxable event to holders of the Preferred Securities.

LIMITED VOTING RIGHTS

Holders of Preferred Securities will have limited voting rights and will not be able to appoint, remove or replace, or to increase or decrease the number of, Trustees, which rights are vested exclusively in the Common Securities.

Holders of Depositary Shares also have limited voting rights. However, in the event that dividends on all series of preferred stock, including the Series B Preferred, are in arrears and unpaid for such number of dividend periods which shall in the aggregate contain not less than 540 days, the Board of Directors is required to be increased by two directors and the holders of Series B Preferred, together with the holders of all other series of preferred stock then entitled to vote thereon, would be entitled to elect two directors of the expanded Board of Directors with certain exceptions.

The Indenture contains no provisions which would afford the holders of Junior Subordinated Debentures protection in the event of a highly leveraged transaction involving Ford or a change of control of Ford.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

ALL HOLDERS OF DEPOSITARY SHARES ARE ADVISED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF DEPOSITARY SHARES FOR TOPRS AND OF THE OWNERSHIP AND DISPOSITION OF TOPRS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

The exchange of Depositary Shares for Preferred Securities pursuant to the Offer will be a taxable event. Gain or loss generally will be recognized in an amount equal to the difference between the fair market value on the Expiration Date of the holder's pro rata share of the Junior Subordinated Debentures represented by the Preferred Securities received in the exchange and the exchanging Holder's tax basis in the Depositary Shares surrendered. For this purpose, the fair market value of the Junior Subordinated Debentures deemed issued in exchange for Depositary Shares on the Expiration Date will equal the fair market value of the TOPrS on that date.

The Junior Subordinated Debentures will be treated as issued with "original issue discount" for United States federal income tax purposes. Holders of Preferred Securities (each a "Securityholder") will be required to include their pro rata share of original issue discount in gross income as it accrues on the Junior Subordinated Debentures in advance of the receipt of cash. Generally, all of a Securityholder's taxable interest income with respect to the Junior Subordinated Debentures will be accounted for as "original issue discount" and actual distributions of stated interest will not be separately reported as taxable income.

While dividends on the Depositary Shares are eligible for the dividends received deduction for corporate holders, distributions on the TOPrS are not eligible for the dividends received deduction for corporate holders.

The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A Securityholder who disposes of his Preferred Securities and does not receive a payment of interest from the Trust for the period in which the disposition occurs will nevertheless be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income, and to add such amount to the adjusted tax basis in his pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. Accordingly, such a Securityholder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the Securityholder's adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

                             INFORMATION SOURCES

Questions and requests for assistance regarding the Offer, requests for copies of the Prospectus and the Letter of Transmittal, and requests for copies of the Notice of Guaranteed Delivery may be directed to the following:

                            GEORGESON & COMPANY INC.
                              (Information Agent)
                               Wall Street Plaza
                           New York, New York  10005
                           (800) 223-2064 (Toll-Free)
                        Banks and Brokers, Call Collect:
                                 (212) 440-9800

Questions about the Offers and tender procedures should be directed to:


Questions about the Offer may also be directed to:

                            PROCEDURES FOR TENDERING

Each holder of the Depositary Shares wishing to participate in the Offer must
(i) properly complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions contained in the Prospectus and in the Letter of Transmittal, together with any required signature guarantees, and deliver the same to Chemical Bank as Exchange Agent, at one of its addresses set forth below prior to the Expiration Date and either (a) certificates for the Depositary Shares must be received by the Exchange Agent at such address or
(b) such Depositary Shares must be transferred pursuant to the procedures for book-entry transfer described in the Prospectus and a confirmation of such book-entry transfer must be received by the Exchange Agent, in each case prior to the Expiration Date, or (ii) comply with the guaranteed delivery procedures described in the Prospectus.

IN ORDER TO PARTICIPATE IN THE OFFER, HOLDERS OF DEPOSITARY SHARES MUST SUBMIT A LETTER OF TRANSMITTAL AND COMPLY WITH THE OTHER PROCEDURES FOR TENDERING IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THE PROSPECTUS AND IN THE LETTER OF TRANSMITTAL PRIOR TO THE EXPIRATION DATE.

LETTERS OF TRANSMITTAL, DEPOSITARY SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT ONLY TO THE EXCHANGE AGENT--NOT TO FORD, THE TRUST, THE DEALER MANAGERS OR THE INFORMATION AGENT.

                      THE EXCHANGE AGENT FOR THE OFFER IS:

                                 CHEMICAL BANK

                                    BY MAIL:

                   c/o Chemical Mellon Shareholder Services
                                Midtown Station
                                  P.O. Box 837
                               New York, NY 10018


    BY OVERNIGHT COURIER IN NEW YORK:        BY FACSIMILE TRANSMISSION:                   BY HAND:
          C/O CHEMICAL MELLON             (FOR ELIGIBLE INSTITUTIONS ONLY)          c/o Chemical Mellon
          Shareholder Services                   (201) 296-4293                    Shareholder Services
           85 Challenger Road                                                    Reorganization Department
        Ridgefield Park, NJ 07660              CONFIRM BY TELEPHONE               120 Broadway, 13th Floor
                                                 (201) 296-4209                     New York, NY 10271



Any questions or requests for assistance or additional copies of the Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and locations set forth on the previous page. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                             QUESTIONS AND ANSWERS

                     RELATING TO THE OFFER (THE "OFFER") BY
                FORD MOTOR COMPANY CAPITAL TRUST I (THE "TRUST")
                                TO EXCHANGE ITS
          9% TRUST ORIGINATED PREFERRED SECURITIES(SM) ("TOPRS(SM)")
                       FOR SERIES B DEPOSITARY SHARES OF
                       FORD MOTOR COMPANY (THE "COMPANY")

Please note that the following information does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Prospectus dated November 3, 1995 (the "Prospectus") and the Letter of Transmittal (which together constitute the Offer). Please refer to the Prospectus for details of the Offer and defined terms used herein.

1.  Q:      WHAT ARE THE TERMS OF THE OFFER?
    A:      The Trust will exchange one TOPrS for each Series B Depositary Share issued by the Company.  See "The Offer" in the Prospectus.

2.  Q:      WHAT ARE TOPRS?
    A:      TOPrS represent preferred interests in the Trust's assets, consisting solely of Junior Subordinated Debentures due 2025 issued by the Company. TOPrS securities pay quarterly distributions corresponding to the interest rate and the payment dates for the Junior Subordinated Debentures. See "Description of the Preferred Securities" in the Prospectus.

3.  Q:      WHAT IS THE PURPOSE OF THE OFFER?
    A:      The principal purpose is to refinance the Depositary Shares with the
            TOPrS to achieve certain tax efficiencies and to preserve flexibility with respect to future financings. The refinancing will permit the Company to deduct interest payable on the Junior
            Subordinated Debentures for United States federal income tax purposes, while the dividends payable on the Depositary Shares are not deductible.

4.  Q:      WILL THE TOPRS BE LISTED ON THE NEW YORK STOCK EXCHANGE?
    A:      Yes.  The ticker symbol will be "F Pr T".

5.  Q:      ARE THE TOPRS RATED?
    A:      As of the date of the Prospectus, the TOPrS have been rated by
            Moody's and by Standard & Poor's and have the same ratings as the Depositary Shares.

6.  Q:      HOW ARE THE TOPRS GUARANTEED?
    A:      Payments of dividends on the TOPrS and on liquidation or redemption are guaranteed on a subordinated basis by the Company, only if and to the extent payments have been made on the Junior Subordinated
            Debentures. See "Description of the Preferred Securities Guarantee" in the Prospectus.

7.  Q:      ARE THE REDEMPTION PROVISIONS OF THE TOPRS DIFFERENT FROM THE
            DEPOSITARY SHARES?
    A:      Yes.  While the Depositary Shares have no maturity date, the TOPrS will be redeemed following repayment of the Junior Subordinated
            Debentures upon their December 31, 2025 final maturity date or earlier redemption. The Junior Subordinated Debentures and the Depositary Shares (under certain circumstances) are redeemable at the option of the Company on or after December 1, 2002. The redemption price of $25 per share is the same for the Junior
            Subordinated Debentures and the Depositary Shares.  See
            "Description of the Preferred Securities", "Description of the Series B Preferred and Depositary Shares", and "Prospectus Summary
            - Potential Risks to Exchanging Holders" in the Prospectus.

(SM) "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co.

                       DISTRIBUTION AND DIVIDEND MATTERS

8.      Q:      HOW DOES THE DISTRIBUTION RATE ON THE TOPRS COMPARE TO THE
                DIVIDEND RATE ON THE DEPOSITARY SHARES?
        A:      The distribution rate on the TOPrS is 9% per annum, while the dividend rate for the Depositary Shares is 8.25% per annum.

9.      Q:      WILL DISTRIBUTIONS ON THE TOPRS BE PAID ON THE SAME SCHEDULE
                AS DIVIDENDS ON THE DEPOSITARY SHARES?
        A:      No, there is a different payment schedule.  Distributions on the TOPrS will be paid on March 31, June 30, September 30 and
                December 31, while dividends are paid on the Depositary Shares on March 1, June 1, September 1 and December 1.

10.     Q:      THE NEXT SCHEDULED DIVIDEND PAYMENT DATE ON THE DEPOSITARY
                SHARES IS DECEMBER 1, 1995. WILL THAT DIVIDEND BE PAID ON
                DEPOSITARY SHARES THAT ARE EXCHANGED IN THE OFFER?
        A:      Yes.  However, holders who exchange their Depositary Shares in the Offer will not be paid dividends on those Depositary
                Shares for any period after December 1, 1995. Instead, such holders will be entitled to receive distributions on their new
                TOPrS at the rate of 8.25% per annum from December 1, 1995 up to and including the Expiration Date of the Offer, and 9% per annum thereafter, with the first payment to be made on December 31, 1995. see "Description of the Preferred
                Securities - Distributions" in the Prospectus.

11.     Q:      EXPLAIN THE 20 QUARTER DIVIDEND DEFERRAL PROVISION OF THE TOPRS?
        A:      Quarterly interest payments on the Junior Subordinated
                Debentures may be deferred for one or more periods of up to 20 consecutive quarters each, at the option of the Company. in the case of any such deferral, distributions on the TOPrS will be similarly deferred. The Junior Subordinated Debentures have a maturity date which may not be extended. see
                "Description of the Preferred Securities - Distributions" in the Prospectus. Quarterly dividend payments on the Depositary
                Shares are payable only if declared by the Company's Board of Directors and such dividends may be deferred indefinitely. To date, the Company has made each quarterly dividend payment with respect to the Depositary Shares on the scheduled dividend payment date. The Depositary Shares have no maturity date.

                Deferred TOPrS distributions continue to accrue and, if in arrears, compound quarterly at a rate equal to 9% per annum. However, while dividends on the Depositary Shares accrue if dividends are suspended, there is no such compounding feature. During such a deferral, the Trust will continue to accrue interest income (as original issue discount) in respect of the Junior Subordinated Debentures which will be taxable to beneficial owners of TOPrS. As a result, beneficial owners of TOPrS during such a deferral will include their pro rata share of the interest in gross income in advance of the receipt of cash.

                                   TAX ISSUES

12.     Q:      WILL THE EXCHANGE OF TOPRS FOR DEPOSITARY SHARES CONSTITUTE A
                TAXABLE EVENT?
        A:      Yes.  The Company recommends that each holder read the section entitled "Taxation" in the Prospectus and consult their own tax advisor.

13.     Q:      WHAT WILL BE THE INITIAL TAX BASIS FOR THE TOPRS?
        A:      The initial tax basis of TOPrS acquired in the Offer will be equal to the fair market value of the TOPrS on the Expiration
                Date of the Offer.  See "Taxation" in the Prospectus.

14.     Q:      HOW WILL DISTRIBUTIONS ON THE TOPRS BE REPORTED TO THE IRS?
        A:      Distribution on the TOPrS will be reported on Form 1099-OID.

15.     Q:      CORPORATE HOLDERS CAN CLAIM THE DIVIDENDS RECEIVED DEDUCTION
                ON DIVIDENDS ON THE DEPOSITARY SHARES.  ARE DISTRIBUTIONS ON
                THE TOPRS ELIGIBLE FOR THAT DEDUCTION FOR CORPORATE HOLDERS?
        A:      No.

                  PROCEDURES FOR EXCHANGING DEPOSITARY SHARES

16. Q: IF DEPOSITARY SHARES ARE REGISTERED IN MY NAME, HOW DO I PARTICIPATE IN THE OFFER?
     A: You should have received a package from Chemical Bank consisting of this Question and Answer sheet and:
        * Prospectus dated November 3, 1995,
        * Letter of Transmittal (printed on blue paper) bearing a pre-printed label with your account name and address,
        * Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9,
        * Notice of Guaranteed Delivery,
        * Letter from the Chairman of Ford Motor Company, and
        * Return envelope addressed to Chemical Bank.

        If, after reviewing these materials carefully, you decide to participate in the Offer, complete the Letter of Transmittal and send it with your certificate(s) representing Depositary Shares to Chemical Bank as Exchange Agent at either of the addresses shown on the Letter of Transmittal. It is recommended that you use registered or certified mail.

        Holders of record may also contact their broker to exchange their Depositary Shares on their behalf. And if you cannot deliver your certificate(s) to the Exchange Agent before the Expiration Date, then you must arrange for your broker to guarantee delivery of your Depositary Shares. See "The Offer - Procedures for Tendering" in the Prospectus.

17. Q: IF MY DEPOSITARY SHARES ARE HELD BY A BROKER OR BANK FOR MY ACCOUNT, HOW DO I PARTICIPATE IN THE OFFER?
     A: If your Depositary Shares are held by a broker or bank for your account, you should have received a package from them as holder of record containing, along with this Question and Answer sheet, the following:
        * Prospectus dated November 3, 1995,
        * Letter of Transmittal for information only,
        * Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9,
        * Notice of Guaranteed Delivery,
        * Letter from the Chairman of Ford Motor Company, and
        * Cover letter or notice from your broker or bank.
        If you decide to participate in the Offer, you must contact your broker or bank to tender your Depositary Shares on your behalf. See "The Offer
        - Procedures for Tendering - Special Procedure for Beneficial Owners" in the Prospectus.

18. Q: ONCE I HAVE TENDERED MY DEPOSITARY SHARES (OR INSTRUCTED MY BROKER OR BANK TO TENDER THEM ON MY BEHALF), MAY I WITHDRAW THEM FROM THE OFFER?
     A: Yes, tenders of Depositary Shares may be withdrawn at any time prior to the Expiration date and, unless accepted for exchange by the Trust, may be withdrawn at any time after 40 business days from the date of the Prospectus. See "The Offer - Withdrawal of Tenders" in the Prospectus.

19.  Q: WHEN DOES THE OFFER EXPIRE?
     A: At 12:00 midnight, New York City Time, on Friday, December 8, 1995 unless extended by the Trust. The Trust may also amend or terminate the Offer as described in the Prospectus.

             FOR ADDITIONAL DETAILS, OR IF YOU HAVE ANY QUESTIONS,
                       PLEASE CALL THE INFORMATION AGENT.
                            GEORGESON & COMPANY INC.
                           (800) 223-2064 (TOLL-FREE)

                        BANKS AND BROKERS, CALL COLLECT:
                                 (212) 440-9800

                                     NOTES